Exhibit 10.18

EXECUTION

CONFIDENTIAL

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

9 West 57th Street

New York, NV 10019

June 2, 2008

Mr. Joseph F. Azrack

19 Bedford Road

Lincoln, MA 01773

Dear Joe:

We are pleased to confirm and agree to the following terms in connection with your service as a partner of Apollo Global Real Estate Management, LP. (the “Company”). As used herein, “Affiliate” shall have the same meaning applied to it in paragraph (d) of Exhibit B to the attached Annex A.

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Position. You will serve as Managing Partner of the Real Estate Business (as defined below) of Apollo Management Holdings, L.P. and its Affiliated investment management companies (collectively, “Apollo”). Your period of service to the Company shall begin on a date to be mutually agreed but not later than July 8, 2008 (the actual date that your service with the Company commences, the “Start Date”). You will report to the Executive Committee of Apollo (the members of which are currently Leon D. Black, Marc J. Rowan and Joshua J. Harris). The parties acknowledge that, as of the date hereof, there is no precise definition of the Real Estate Business of Apollo and that you are being hired to organize, develop and oversee that business and its integration with Apollo’s private equity and capital markets businesses. However, the parties agree that the “Real Estate Business” will refer to the investment management activities to be conducted by Apollo and its Affiliates for newly formed or acquired pooled investment vehicles (whether structured as private equity, hedge or other types of funds) that have a primary investment objective to invest in real estate and companies that are primarily engaged in the management, ownership or development of real estate (each, a “Real Estate Fund”) (it being acknowledged that no such pooled investment vehicles are managed by Apollo today). As the Managing Partner of the Real Estate Business, you will be a member of the senior management team of Apollo Global Management, LLC (“AGM”) (sometimes informally referred to as the management group of AGM) and the Chairman of the Investment Committee for the Real Estate Business. AGM has received and accepted in principle (with the understanding that such discussion outline is non-binding and that flexibility will be needed in developing and operating the Real Estate Business) a discussion outline prepared by you that describes the time, staffing, working capital and seed investment capital you believe to be necessary to build the Real Estate Business, with an initial focus on the United States and Europe but with a long term view to expand the business into Asia. We both understand the challenges and opportunities in this business plan and will work together to access our internal assets (including internal funding where appropriate and relationships with Apollo limited partners) as appropriate to provide for the success of this endeavor.

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Compensation. You will be entitled to base pay (“Base Pay”) at the annual rate of $500,000 during your period of service as a partner, which Base Pay shall accrue day to day and be paid in accordance with the Company’s normal payroll practices applicable to similarly situated executives (which, for purposes of this letter agreement, will mean the most senior managing partners of Apollo and its Affiliates other than the partners who serve on the Executive Committee), as a draw against the Net Profit to which you are entitled pursuant to the next section. For services provided during each of 2008 and 2009, you will receive total cash compensation (including Base Pay, management and incentive fee and carry distributions and all other cash payments) equal to the greater of (i) $4,500,000 per year (the “Guaranteed Compensation”), provided your service is not terminated before the conclusion of either such period by you without “Good Reason” (as defined in the award agreement evidencing the Plan Grant described below and attached hereto as Annex A), by reason of your death or “Disability,” or by the Company for “Cause” (as such terms are defined in the Plan (as defined below)), and (ii) the amount determined under the section entitled “Net Profit” below for such period; provided, however, that for services provided in 2008 the Guaranteed Compensation shall be reduced by the compensation you receive from your existing employer for services provided in 2008. To the extent that by mutual agreement you undertake investment management responsibilities outside the Real Estate Business, you and the Company will discuss in good faith your appropriate remuneration for such activities.

•	Net Profit.

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From and after the Start Date, you will be entitled to 12.5% of the management and incentive fees earned (other than from carry from private equity-type funds, which is provided for in the next paragraph) by Apollo and its Affiliates from the Real Estate Business on assets under management less all expenses attributable or allocated in good faith to the Real Estate Business, such as office expenses, compensation expenses, allocable overhead and returns of previous operating deficits (the “Net Profit”). Your right to participate in Net Profits will terminate as provided below in the section entitled, “Notice Entitlement.” Operating deficits arise when revenues from the Real Estate Business in any fiscal year are less than the total expenses. An operating deficit for any fiscal year (other than fiscal years 2008 and 2009) will be allocated as an expense equally over the next three fiscal years, along with a rate of interest payable to Apollo based on Apollo’s cost of capital. For hedge funds or other “evergreen” funds, you shall receive distributions at the same time as distributions are made to the other participants in such income (generally within 45 days after each quarterly period) except that the installment for the fourth quarter and annual period will be paid to you no later than April 15th of the year after the applicable fiscal year.

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In the case of the carried interest allocable to a private equity-type Real Estate Fund, you will receive 12.5% of the points of carry in each such fund and your rights to such carry shall be subject to monthly vesting at the rate of l/60th per month over five years from the time such points are allocated (which allocations shall occur as of the closing of the applicable Real Estate Fund’s first capital call for an investment). Upon your termination of employment without Cause or for Good Reason you shall be immediately vested in 75% of the aggregate carry previously awarded to you in any private equity-type Real Estate Fund that has commenced investing prior to such termination. Notwithstanding anything to the contrary contained herein or otherwise, you shall retain any such carry rights that have vested as of your service termination date and you shall receive distributions thereon, including in connection with dispositions or other liquidity events applicable to the investments made by such funds with respect to your vested carried interest. Generally, an additional 27.5% of the points of carry in each fund will be allocated to the balance of the Real Estate Business team, and such carry will be subject to the same additional vesting as your carry upon a team member’s termination without Cause. In addition, the balance of the Real Estate Business team will receive allocations of equity interests in AGM in a manner consistent with the culture and economics of AGM. Such allocations of carry, and the allocations of equity rights in AGM, to the balance of the Real Estate Business team, shall be made by the Executive Committee in light of your recommendations as Managing Partner and in consultation with you. Apollo anticipates that the above-stated carry points, when combined with grants under the Plan currently anticipated to be made, consistent with Apollo’s culture and practices, to the Real Estate Business team, shall provide the Real Estate Business team with interests that would reasonably be expected to have an aggregate economic value equivalent to approximately 50% or more of the total carry points.

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If Apollo acquires an existing investment management business that provides investment management services to funds with a primary investment objective in the real estate area during your service with the Company, the applicable percentage (12.5%) of the Net Profit you are entitled to receive with respect to such business shall be determined based on 12.5% of the Net Profit generated for Apollo by such business on any net increase, and after an appropriate return on investment to Apollo based on Apollo’s cost of capital, (a) for hedge funds and other evergreen funds, in such acquired business’s assets under management from and after the acquisition date (with all Net Profit being deemed to be generated evenly across all assets under management), and (b) for private equity-type funds, in committed but undeployed capital.

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Plan Grant. On the last day of the calendar quarter that includes the Start Date, you shall be granted, subject to the approval of the committee that administers the Plan, restricted share units (“RSUs”) covering 950,000 Class A shares of AGM (the “Plan Grant”) under the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Plan”). The committee that administers the Plan shall permit you to transfer the Plan Grant to a family trust within the meaning of Rule 701(c)(3) of the Securities Act. Each RSU shall be granted pursuant to the Plan and shall be subject to the terms and conditions of the RSU award agreement in the form of Annex A attached hereto, which terms and conditions are no less favorable, taken as a whole, than the terms and conditions applicable to those set forth in the RSU agreements of similarly situated executives, except that vesting of these units shall occur over a period of three and one half (3 1/2) years, with the first installment to vest on the anniversary of the grant date and the balance vesting in 10 equal quarterly installments thereafter. In addition to the Plan Grant, subject to the approval of the committee that administers the Plan, you shall be granted the additional RSUs (the “Additional RSUs”) shown below on the last day of the calendar quarter in which the corresponding level of assets under management of the Real Estate Funds, as determined in good faith by the Executive Committee, is first attained:

Number of Additional RSUs	Aggregate assets under management of the Real Estate Funds
612,500	$2,500,000,000
204,166	$3,333,333,333
204,167	$4,166,666,667
204,167	$5,000,000,000

The Additional RSUs will be granted pursuant to the Plan and shall be subject to the terms and conditions of the RSU award agreement in the form of Annex A attached hereto, except that vesting shall be in equal quarterly installments over the 12 quarters following the date of grant. Assets under management will be measured based on capital (whether committed or funded) on which management fees are paid.

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Incentive Program. A portion of your total cash compensation each calendar year or portion thereof (beginning January 1, 2009) will be deferred and payable pursuant to an incentive compensation program adopted by the Executive Committee prior to the beginning of such calendar year (the “Incentive Program”). Any amounts payable under the Incentive Program will be subject to three year vesting in equal annual installments, commencing on the last day of the year following the year in which the services were performed, which vesting shall be contingent on your continued service as a partner or employee on each vesting date. For services performed in 2009, the amount of compensation to be subject to the Incentive Program shall be as follows:

•	No part of the first $250,000 of your compensation;

•	10% of compensation from $250,000 to $500,000;

•	20% of compensation from $500,000 to $1,000,000

•	25% of compensation from $1,000,000 to $2,000,000; and

•	30% of compensation in excess of $2,000,000;

provided, however, that (x) the Guaranteed Compensation (or an amount of Net Profit distributions received in lieu thereof) shall not be subject to the Incentive Program, and (y) all amounts in excess of the amount specified in clause (x) shall be subject to the Incentive Program until your compensation reaches a level that all amounts that would have been subject to the Incentive Program had clause (x) not applied to you have become subject to the Incentive Program, and thereafter the bulleted formula shall apply without modification by this proviso.

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Notice Entitlement. On written notice to you, the Company may terminate your service as a partner (which, in any case, will also terminate your employment, if you are then an employee) with or without Cause, it being understood that such a termination shall not be a breach by the Company or any of its Affiliates of their agreements hereunder or otherwise. The period of notice that we will give you to terminate your service as a partner without Cause is 90 days. The Company may terminate your service as a partner for Cause without notice. The minimum period of notice that you are required to give us to terminate your service as a partner without Good Reason is 90 days. We reserve the right to require you to not be in Apollo’s offices and/or not to undertake all or any of your duties and/or not to contact Apollo clients, colleagues or advisors during all or part of any period of notice of your termination of service. Should we exercise this right, your terms and conditions of service and duties of fidelity and confidentiality to us remain in full force and effect. During any such period, you remain a service provider to the Company with a duty of fidelity to the Company and should not be employed or engaged in any other business. Notwithstanding anything to the contrary contained herein or in any plan, agreement or arrangement between you and Apollo, in the event that your service as a partner or employee with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates without Cause or by you for Good Reason at any time after the Start Date and before January 1,2010, the Company will pay you, in cash in quarterly installments through December 31, 2009 and subject to the effectiveness and irrevocability of a general release of claims executed by you (in the form of Annex B hereto), the balance of the unpaid Guaranteed Compensation (if any). In addition, notwithstanding anything to the contrary contained herein or in any plan, agreement or arrangement between you and Apollo, if at any time after the Start Date your service as a partner or employee with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates without Cause or by you for Good Reason, on the next quarterly distribution date following the termination date, to the extent not duplicative of any payment of Guaranteed Compensation, you will be paid an amount in cash in a lump sum equal to 12.5% of the unpaid Net Profit earned by Apollo from the Real Estate Business (if any) for such quarterly period up to and including your termination date (Net Profit (i.e., carry) distributions on private equity-type vehicles will continue to be made on your vested points in the ordinary course after your termination of service).

•	Payment in lieu of notice. Subject to the “Compliance” section below, we reserve the right to pay you in lieu of notice on a termination without Cause.

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Benefit Plans. You will be entitled to participate in the various group health, disability and life insurance plans and other benefit programs as may generally be offered to similarly situated executives from time to time, provided that your available paid vacation will not be less than four (4) weeks in each calendar year (subject to the Company’s vacation policy as in effect from time to time regarding any limits on the ability to carry forward to a subsequent year accrued but unused vacation).

In addition, you will be entitled to prompt reimbursement of (i) your legal fees reasonably incurred in connection with the preparation and negotiation of this letter agreement, and (ii) all business expenses reasonably incurred by you in the course of your service with the Company in accordance with the Company’s policies in respect of such matters (including that any amount so incurred shall be reimbursed by not later than the end of the calendar year following the year incurred; expenses eligible for reimbursement in any calendar year will not effect the expenses that are eligible for reimbursement in any other calendar year and will not be subject to liquidation or exchange for any other benefit).

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Office Location. Your primary office location shall be in New York. You may maintain a personal office for yourself in Boston but shall not spend more than six (6) days per month working out of such office. The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with the maintenance of such office in an amount not to exceed $10,000 per month, consistent with Apollo’s policies regarding expense reimbursements as in effect from time to time.

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Coinvestments. You will be offered coinvestment opportunities in Apollo funds generally offered to similarly situated executives. During your service with the Company, following the first closing of a substantial investment by a third party in a Real Estate Fund, you will be obligated to invest your pro rata portion (12.5%) of the capital required of the general partner and its Affiliates for such Real Estate Fund (but shall not be obligated to invest more than $2,000,000 in all Real Estate Funds in any twelve month period). You will be entitled to participate in any management fee waiver program established with respect to any Real Estate Fund. You will also be provided opportunities to invest in private equity and capital markets funds managed by Apollo and its Affiliates on terms offered to similarly situated executives generally.

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Compliance. The Company is subject to and has various compliance procedures in place. You understand that your continued service will be subject to, among other things, your adherence to the Company’s policies and procedures and other applicable compliance manuals, copies of which will be separately made available to you.

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Restrictive Covenants. You acknowledge and agree that you shall be bound by the confidentiality and restrictive covenant provisions contained in the award agreement evidencing the Plan Grant described above and attached hereto as Annex A and that your engagement by the Company is conditioned on your agreement to be bound thereby.

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Confidentiality. You will maintain the confidentiality of this letter agreement (and any related understandings, including your compensation arrangements and amounts) at all times and will not discuss such matters with any person other than your spouse, accountant, financial and tax advisors or attorney, except that you may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this letter agreement, or (ii) when disclosure is required by law or by any court or arbitrator with apparent jurisdiction to order you to disclose or make accessible any information.

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Indemnification. During the term of your service with the Company and its Affiliates and thereafter, the Company agrees to, and agrees to cause Apollo Management Holdings, L.P. to, indemnify and hold you and your heirs and representatives harmless, to the same extent applicable to similarly situated executives, against any and all damages, claims, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director, partner or employee, as the case may be, of the Company, any of its Affiliates or other entity at the request of the Company or any of its Affiliates. During the term of your service and thereafter, the Company also shall provide, and shall cause Apollo Management Holdings, L.P. to provide, you with coverage under its directors’ and officers’ liability policy(s) to the same extent as similarly situated executives.

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Choice of Law; Forum; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and the parties submit to the exclusive jurisdiction of the federal and state courts of New York, New York (Borough of Manhattan) in relation to any dispute arising in connection herewith. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND WE HEREBY WAIVE, AND COVENANT THAT YOU AND WE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES RELATING TO THIS LETTER AGREEMENT, THE PLAN OR ANY AWARD AGREEMENT, AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Assurances. You represent that the written limitations furnished by you to the Company with respect to your prior employer constitute all limitations on your post-employment activities imposed by your prior employer and, to your knowledge, will not preclude you, after the Start Date, from joining the Company and satisfactorily and effectively performing the services contemplated thereby. You represent to the Company and its Affiliates that, to your knowledge, as of the Start Date there shall be no other obligations or restrictions that would keep you from joining the Company and performing the services contemplated hereby. You represent to the Company that you possess any licenses or certifications necessary for you to perform such services. You represent that you will honor all obligations concerning confidentiality and nonsolicitation that you have to your prior employer, and that you will not take to the Company any confidential information or trade secrets of your prior employer, nor use or disclose any confidential information or trade secrets of your prior employer while employed at the Company.

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Section 409A. The payments to you in connection with your termination of employment or service pursuant to this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii) or as a short-term deferral pursuant to Treasury Regulation § 1.409A-1 (b)(4), and for purposes of the separation pay exemption, any post-employment installment paid to you shall be considered a separate payment. Notwithstanding any other provision in this Agreement, if on the date of your separation from service, within the meaning of Section 409A (the “Separation Date”), you are a “specified employee,” as defined in Section 409A, then to the extent any amount payable under this letter agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this letter agreement would be payable prior to the six-month anniversary of the Separation Date, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the Separation Date or (B) the date of your death. For purposes of determining the timing of payments to you following termination of employment or service, all references to such termination shall mean the Separation Date.

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Miscellaneous. This letter agreement may not be modified, amended or waived unless in a writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of its general counsel at his principal office location or to you at your principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two days after it is issued. This letter agreement may not be assigned by the parties other than as expressly provided herein. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, including via facsimile or pdf, with the same effect as if the parties executing such counterparts had executed one counterpart.

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The effectiveness of these terms is subject to your execution and return of this letter agreement on or before June 2, 2008. This letter agreement (including Annex A attached hereto) constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, all of which are hereby cancelled, and you confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans and documents referenced herein.

Sincerely,

/s/ John J. Suydam
John J. Suydam
Vice President

Agreed and Accepted:

/s/ Joseph F. Azrack
Joseph F. Azrack

Date: June 2, 2008